Exhibit 99.4

POMDOCTOR LIMITED

Yongxu Industrial Park

No.19-23 Hejing Road, Dongsha Street

Liwan District, Guangzhou 510000

People’s Republic of China

+86 020-6231 2277

January 17, 2025

VIA EDGAR

Office of Trade & Services

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	POMDOCTOR LIMITED
Draft Registration Statement on Form F-1 (CIK No. 0001877971)
Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

POMDOCTOR LIMITED is an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”). In connection with the proposed initial public offering of the Company’s Class A ordinary shares to be represented by American depositary shares (the “Offering”), the Company is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of the above-referenced draft registration statement on Form F-1 (the “Draft Registration Statement”).

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing.

The Company’s confidential submission of the Draft Registration Statement on the date hereof contained audited consolidated financial statements as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023, and unaudited condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2023 and 2024, prepared in accordance with accounting principles generally accepted in the United States of America.

The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not currently a public reporting company in any jurisdiction;

2.	the Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

3.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

4.	the Company does not anticipate that its audited financial statements for the year ended December 31, 2024 will be available until April 2025; and

5.	in no event will the Company seek effectiveness of the registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

Very truly yours,

POMDOCTOR LIMITED

By:	/s/ Zhenyang Shi
Name:	Zhenyang Shi
Title:	Chairman and Chief Executive Officer